Exhibit 99.1

N E W S B U L L E T I N	RE:	Headwaters Incorporated
FROM:		10701 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (310) 622-8226

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR SECOND QUARTER OF FISCAL 2016

•      Revenue Increased 13% to $202 Million

•      Building Products Segment Revenue Increased 21%

•      Adjusted EBITDA Increased 21% to $29 Million

•      Adjusted EPS Increased 117% to $0.13

SOUTH JORDAN, UTAH, May 3, 2016 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its second quarter of fiscal 2016.

Second Quarter 2016 Highlights

•                  Revenue increased 13% to $202 million, including 9% organic growth

•                  Gross profit increased 17% and gross margin expanded by 90 basis points

•                  Adjusted EBITDA increased 21% and Adjusted EBITDA margin expanded by 100 basis points

•                  Building products organic revenue growth was 16% and Adjusted EBITDA margin expanded by nearly 400 basis points

•                  Construction materials Adjusted EBITDA margin increased to 18.4%, the highest margin in a March quarter since 2007, reflecting strong demand for fly ash and increased pricing

•                  Completed three bolt-on acquisitions since January, expanding our offerings to include a high end decking product and synthetic gypsum, and increasing our concrete roof tile product line

•                  Increasing the lower end of our 2016 Adjusted EBITDA guidance to $185 million, resulting in a new range of $185 million to $200 million

CEO Commentary

“We were extremely pleased with 21% year-over-year revenue growth in our building products segment, of which 16% was organic. It was the highest building products organic growth rate since 2012, and we experienced double digit growth in all four major product groups. Adjusted EBITDA in building products grew by 59%, and Adjusted EBITDA margins expanded by almost 400 basis points,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “Our consolidated Adjusted EBITDA margin grew to a March quarter record of 14.4%, and a record 18.9% on a trailing twelve month basis.  Since the integration of our recent bolt-on acquisitions is still in the early stages, we anticipate that margin expansion could continue.

“All of our end markets in building products were strong during the March quarter and we were particularly pleased with the strength of the repair and remodel market.  Our repair and remodel sales, which included some market share gains, contributed meaningfully to the near 400 basis point improvement in our building products Adjusted EBITDA margin.

“Construction materials Adjusted EBITDA margin was 18.4%, up 60 basis points over last year.  The increase in revenue and corresponding margin improvement was primarily the result of increased pricing as fly ash supplies tightened during the unseasonably warm winter months. We anticipate volume increases for the remainder of 2016 as we believe demand for fly ash will continue to be strong.

“We have raised the low end of our Adjusted EBITDA guidance from $180 million to $185 million, raising the mid-point of our 2016 guidance by $2.5 million to $192.5 million.”

Second Quarter Summary

Headwaters’ second quarter 2016 consolidated revenue increased by 13% to $202.3 million from $179.7 million for the second quarter of 2015, and gross profit increased by 17% to $54.9 million, compared to $47.1 million in 2015. Operating income improved from $8.2 million in 2015 to $12.2 million in 2016, and Adjusted EBITDA increased by $5.0 million to $29.1 million, or 21% over 2015.

Second quarter adjusted income from continuing operations was $10.0 million, or $0.13 per diluted share in 2016, compared to $4.5 million, or $0.06 per diluted share in 2015, representing increases of more than 100% year-over-year. On an unadjusted basis, income from continuing operations was $2.6 million, or $0.03 per diluted share, for the second quarter of 2016, compared to a loss from continuing operations of $(25.0) million, or $(0.34) per diluted share, for the second quarter of 2015. The 2015 results include the impact of $24.8 million of interest expense related to early debt repayments. Discontinued operations were immaterial in both 2015 and 2016.

Second Quarter Business Segment Highlights

Business Segment	2016 Revenue	2016 Adjusted EBITDA	2016 Adjusted EBITDA Margin	2015 Adjusted EBITDA Margin
Building Products	$129.2 million	$21.4 million	16.6%	12.7%
Construction Materials	$71.8 million	$13.2 million	18.4%	17.8%

Business Segment	2016 Operating Income	2015 Operating Income	2016 Operating Income Margin	2015 Operating Income Margin
Building Products	$10.8 million	$4.7 million	8.4%	4.4%
Construction Materials	$9.2 million	$8.2 million	12.8%	12.1%

Six Months Ended March 31, 2016

Our total revenue for the six months ended March 31, 2016 was $420.8 million, up 11% from $379.3 million for 2015. Gross profit increased 16%, from $102.8 million in 2015 to $119.1 million in 2016. Operating income of $27.4 million in 2015 improved by 35%, to $37.0 million in 2016. The 2015 loss from continuing operations of $(17.8) million, or a diluted loss per share of $(0.25), improved to income from continuing operations of $15.5 million, or $0.20 per diluted share, in 2016.  The 2015 results include $24.8 million of incremental interest expense related to early debt repayments. Discontinued operations were immaterial in both 2015 and 2016.

Adjusted EBITDA increased by $11.4 million or 20%, from $57.9 million to $69.3 million for the six months ended March 31, 2016 as compared to 2015, and Adjusted EPS increased by 78%, from $0.23 in 2015 to $0.41 in 2016.

Building Products Segment

Headwaters’ building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. The segment markets a wide variety of niche building products, including siding accessories, manufactured architectural stone, block, and specialty roofing products.

Building products revenue increased 21%, from $106.4 million in the second quarter of 2015 to $129.2 million in the second quarter of 2016, including 16% organic growth. In the second quarter of 2016, gross profit increased 34% to $36.0 million from $26.9 million in 2015, and operating income increased 130% to $10.8 million from $4.7 million. Adjusted EBITDA in the second quarter of 2016 increased 59% from $13.5 million in 2015 to $21.4 million.

Organic revenue growth was strong as all major product groups experienced higher sales, primarily due to demand driven volume increases. In particular, our siding products, which predominantly sell into the repair and remodel market, experienced over 20% revenue growth and contributed significantly to the expansion in Adjusted EBITDA margins.  We also improved our two-step distribution repair and remodel product offering with a bolt-on acquisition in decking and railing. Strong volume growth and continuous improvement efforts in our stone and block categories also drove margin expansion.

During the quarter, we made progress integrating the stone-coated metal and composite roofing acquisitions previously announced.  By the end of the fiscal year all of our stone-coated products should be manufactured in one, state-of-the-art facility.  Plant consolidation is also underway for our composite roofing products. The integration efforts are on track and on budget, and are expected to result in 2017 margin expansion.

In April, we acquired a third bolt-on roofing company that manufactures concrete tiles in Florida and Texas.   We plan to consolidate all of the acquired Florida operations into our existing Florida facility, resulting in improved tile manufacturing efficiencies and margins.

In 2016, we have completed one bolt-on acquisition in each of our three specialty roofing product categories, building on the respective business platforms and capturing significant synergies. Including our 2016 acquisitions, fiscal 2015 roofing revenue would have been approximately $120 million on a pro forma basis, up from our actual roofing revenue of approximately $10 million in 2012. We have experienced high single-digit organic growth, and after completion of our integration efforts, we anticipate further margin expansion.

Revenue growth contributed to margin increases in the March 2016 quarter, with gross margin increasing by 260 basis points, operating margin increasing by 400 basis points and Adjusted EBITDA margin increasing by nearly 400 basis points.  Several of our product groups continued to benefit from lower raw material, transportation and energy costs, which more than offset increased costs in other areas.

Construction Materials Segment

Headwaters is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Second quarter 2016 revenues increased by 6% to $71.8 million, compared to $67.5 million in 2015. The increase in revenue is primarily attributable to positive pricing for high-value CCPs. Service revenue represented approximately 25% of total segment revenue for both second quarter periods. Service revenue was 21% for all of fiscal 2015.

Net price increases for the March quarter averaged approximately 7% year-over-year. The continued favorable pricing environment is the result of solid demand for high value CCPs as well as improvement in portland cement demand and pricing.  Based on  demand for high quality CCPs during the March quarter, we expect that sales volumes for CCPs will grow in the second half of fiscal 2016.

Gross profit increased by 7% to $17.9 million in 2016, compared to $16.8 million in 2015, and gross margin increased by 20 basis points to 25.0%. Operating income increased $1.0 million, or 12%, from $8.2 million in 2015 to $9.2 million in 2016, with a 70 basis point increase in operating margin. Adjusted EBITDA increased $1.2 million from $12.0 million in 2015 to $13.2 million in 2016, or 10%. Adjusted EBITDA margin of 18.4% in the quarter represents an increase of 60 basis points as compared to last year, which was primarily attributable to the increase in revenues from high-value CCPs.

In March 2016, we completed the previously disclosed Synthetic Materials LLC (“SynMat”) acquisition. SynMat is a leader in the synthetic gypsum processing and management industry. Synthetic gypsum is a valuable by-product most often used as a direct replacement for mined gypsum in wallboard manufacturing, cement production, and agriculture soil amendments. SynMat provides operations and maintenance services at ten different utility sites and manages over 4 million tons of bulk synthetic gypsum on an annual basis, generating approximately $25 million in annual revenue.  Headwaters will benefit from SynMat’s utility relationships and expertise to add value to our existing 2.5 million tons of synthetic gypsum under contract. This bolt-on acquisition fits nicely into our utility based supply network, providing us with a strong margin business, highly complementary to our construction material segment.

Other Matters

Our effective income tax rate for continuing operations for the 2016 fiscal year is currently estimated to be approximately 39%. In the prior year, our estimated effective income tax rate was approximately 10% because our net amortizable deferred tax assets were fully reserved. In the September 2015 quarter, we reversed most of the valuation allowance on NOL and tax credit carryforwards and certain other deferred tax assets. Income taxes for the six months ended March 31, 2015 and 2016 also reflect approximately $0.9 million and $3.0 million, respectively, of discrete income tax benefits.

Even though we are now recording income tax expense at a normalized rate of approximately 39%, until our NOL and tax credit carryforwards are exhausted, cash payments for income taxes are expected to be modest.  For example, in 2016, we currently expect cash payments for income taxes to be approximately $5.0 million.  In our calculation of Adjusted Earnings Per Share, we are using cash taxes paid rather than accrued taxes at a normalized rate. As of March 31, 2016, we have a pre-tax NOL in the amount of approximately $142 million and unused tax credits of approximately $25 million, both of which can be carried forward for up to 20 years from the year they were generated.

Liquidity and Long-term Debt

The components of our long-term debt (reflected net of applicable discounts and debt issue costs) as of March 31, 2016, are shown in the following table:

(dollars in millions)	Amount Outstanding	Interest Rate	Maturity Date
Senior secured term loan	$413.1	LIBOR plus 3.50% (with 1.0% LIBOR floor)	March 2022
7-1/4% senior unsecured notes	144.5	7.25%	January 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 1.50%	March 2020
Total	$557.6

During the March 2016 quarter, we repaid $4.8 million of long-term debt. We had $58.5 million of cash and cash equivalents on hand at March 31, 2016, and total liquidity of approximately $117.7 million, which includes the impact of providing $8.8 million for letters of credit for various purposes. As of March 31, 2016, our net debt to Adjusted EBITDA ratio was 2.8x.

Outlook

“We saw strong fundamental demand during the second quarter in both our core business segments,” said Don P. Newman, Headwaters’ Chief Financial Officer. “Due to our performance in the first half of our fiscal year combined with the acquisitions that we recently closed, we are raising the bottom end of our Adjusted EBITDA guidance by $5 million to a range of $185 million to $200 million, representing growth of between 12% and 21% from 2015.

“Our Adjusted EBITDA increased by 20% for the first half of our fiscal year, consistent with our compounded annual growth rate since 2011. We believe further margin expansion in 2016 and 2017 is possible, due to revenue growth and synergies associated with recent acquisitions.

“We anticipate generating free cash flow between $80 million and $90 million in fiscal 2016 and continue to see opportunities to invest in growth capex and bolt-on acquisitions at returns above our weighted average cost of capital. Our plans to continue to reduce debt during the last half of the fiscal year include the partial redemption of senior unsecured notes.”

Non-GAAP Financial Measures

Headwaters currently uses two non-GAAP financial measures: Adjusted EBITDA and Adjusted EPS. Headwaters defines Adjusted EBITDA as net income plus net interest expense, income taxes, depreciation and amortization, equity-based compensation, cash-based compensation tied to stock price, goodwill and other impairments, and other non-routine adjustments that arise from time to time, all as detailed in the table that follows. Headwaters currently defines Adjusted EPS as diluted EPS from continuing operations plus the effect of amortization expense related to acquired intangible assets and other non-routine adjustments that arise from time to time, again as detailed below.

Adjusted EBITDA and Adjusted EPS are used by management, investors and analysts to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). Adjusted EBITDA is also used by management, investors and analysts as one measure of a company’s ability to service its debt and meet its other cash needs. Our presentations of Adjusted EBITDA and Adjusted EPS have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. Because the definitions of Adjusted EBITDA and Adjusted EPS vary among companies and industries, our definitions of these non-GAAP financial measures may not be comparable to similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA, trailing twelve months (TTM) Adjusted EBITDA and Adjusted EPS are reflected in the following tables. All amounts which follow are presented on a continuing operations basis and do not include the results from the discontinued coal cleaning business for any period.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA

	Quarter Ended		Six Months Ended
(in millions)	3/31/2015	3/31/2016	3/31/2015	3/31/2016
Income (loss) from continuing operations (GAAP)	$(25.0)	$2.6	$(17.9)	$15.5
Non-controlling interest of subsidiary	(0.3)	(0.3)	(0.5)	(0.6)
Net interest expense	36.0	8.1	47.9	16.3
Income taxes	(2.8)	1.5	(3.0)	5.1
Depreciation, amortization, and equity-based compensation	13.5	14.8	26.9	29.2
Non-routine customer and business acquisition-related costs and adjustments	0.4	2.4	0.9	3.8
Asset impairments, write-offs and other non-routine items	0.9	0.0	0.9	0.0
Cash-based compensation tied to stock price	1.4	0.0	2.7	0.0
Adjusted EBITDA	$24.1	$29.1	$57.9	$69.3

Segment Adjusted EBITDA

Building products	$13.5	$21.4	$34.1	$46.3
Construction materials	12.0	13.2	29.3	34.1
Energy technology	1.8	(0.8)	0.6	(2.1)
Corporate	(4.6)	(4.7)	(8.8)	(9.0)
Cash-based compensation tied to stock price	1.4	0.0	2.7	0.0
Adjusted EBITDA	$24.1	$29.1	$57.9	$69.3

TTM Adjusted EBITDA

	Twelve Months Ended
(in millions)	9/30/2014	9/30/2015	3/31/2016
Income from continuing operations (GAAP)	$16.5	$132.1	$165.5
Non-controlling interest of subsidiary	(0.8)	(0.9)	(1.0)
Net interest expense	46.3	64.2	32.6
Income taxes	3.6	(94.5)	(86.4)
Depreciation, amortization, and equity-based compensation	56.9	56.2	58.5
Non-routine customer and business acquisition-related costs and adjustments	6.1	1.8	4.7
Asset impairments, write-offs and other non-routine items	3.1	0.6	(0.3)
Cash-based compensation tied to stock price	6.1	6.1	3.4
TTM Adjusted EBITDA	$137.8	$165.6	$177.0

Segment TTM Adjusted EBITDA

Building products	$88.1	$101.9	$114.1
Construction materials	66.8	80.5	85.3
Energy technology	(2.0)	2.2	(0.5)
Corporate	(21.2)	(25.1)	(25.3)
Cash-based compensation tied to stock price	6.1	6.1	3.4
TTM Adjusted EBITDA	$137.8	$165.6	$177.0

Reconciliation of Diluted EPS from Continuing Operations to Adjusted EPS

	Quarter Ended		Six Months Ended
(in millions, except per-share amounts)	3/31/2015	3/31/2016	3/31/2015	3/31/2016
Numerator:
Reported numerator for diluted earnings per share from continuing operations in accordance with GAAP — income (loss) from continuing operations attributable to Headwaters Incorporated	$(25.0)	$2.3	$(18.4)	$14.9
Adjustments to numerator:
Amortization expense related to intangible assets	4.5	4.7	8.9	9.2
Non-routine customer and business acquisition- related costs and adjustments	0.4	2.5	0.9	3.9
Asset impairments, write-offs and other non- routine items	0.9	0.0	0.9	0.0
Interest expense related to early debt repayments	24.8	0.0	24.8	0.0
Cash-based compensation tied to stock price	1.4	0.0	2.7	0.0
Income tax effect of above adjustments and reversal of non-cash income taxes	(2.5)	0.5	(2.6)	3.1
Total adjustments to income from continuing operations, net of income tax effect	29.5	7.7	35.6	16.2
Numerator for adjusted diluted earnings per share from continuing operations	$4.5	$10.0	$17.2	$31.1

Denominator:
Reported denominator for diluted earnings per share in accordance with GAAP	73.6	75.3	73.5	75.4
Effect of above adjustments on calculation of dilutive securities	2.1	0.0	2.0	0.0
Denominator for adjusted earnings per share, after effect of adjustments on calculation of dilutive securities	75.7	75.3	75.5	75.4

Reported diluted income (loss) per share from continuing operations (GAAP)	$(0.34)	$0.03	$(0.25)	$0.20
Effect of adjustments on diluted income per share calculation	0.40	0.10	0.48	0.21
Adjusted diluted income per share from continuing operations (Adjusted EPS)	$0.06	$0.13	$0.23	$0.41

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern Time, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast.  For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through May 10, 2016, by dialing 877-344-7529 or 412-317-0088 and entering the passcode 10085419.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the construction materials and building products markets.  Through its construction materials and building products businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements relating to Headwaters’ operations that are based on management’s current expectations, estimates and projections about the industries in which Headwaters operates. Words such as “may,” “should,” “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “goals,” “outlook” and similar expressions are intended to help identify such forward-looking statements. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the sales to oil refineries of residue hydrocracking catalysts, the development, commercialization, and financing of new products and other strategic business opportunities and acquisitions, and other information about Headwaters which are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products and catalysts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the Company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Headwaters undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing feedstock and energy prices; actions of competitors or regulators; technological developments; potential disruption of the Company’s production facilities, transportation networks and information technology systems due to war, terrorism, malicious attack, civil accidents, political events, civil unrest or severe weather; potential environmental liability or product liability under existing or future laws and litigation; potential liability resulting from other pending or future litigation; changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” in the Company’s  Annual Report on Form 10-K, quarterly reports on Form 10-Q and other periodic reports. In addition, such results could be affected by general domestic and international economic and political conditions and other unpredictable or unknown factors not discussed in this press release which could have material adverse effects on forward-looking statements.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended March 31,		Six Months Ended March 31,
	2015	2016	2015	2016
Revenue:
Building products	$106,406	$129,195	$223,940	$261,040
Construction materials	67,498	71,755	148,902	157,753
Energy technology	5,821	1,382	6,480	1,957
Total revenue	179,725	202,332	379,322	420,750

Cost of revenue:
Building products	79,481	93,174	163,673	186,333
Construction materials	50,738	53,812	110,249	114,482
Energy technology	2,365	469	2,572	787
Total cost of revenue	132,584	147,455	276,494	301,602
Gross profit	47,141	54,877	102,828	119,148

Operating expenses:
Selling, general and administrative	34,351	37,882	66,380	72,764
Amortization	4,560	4,815	9,046	9,381
Total operating expenses	38,911	42,697	75,426	82,145

Operating income	8,230	12,180	27,402	37,003

Net interest expense	(35,965)	(8,056)	(47,917)	(16,273)
Other income (expense), net	(33)	(12)	(302)	(81)

Income (loss) from continuing operations before income taxes	(27,768)	4,112	(20,817)	20,649

Income tax benefit (provision)	2,780	(1,500)	2,980	(5,100)

Income (loss) from continuing operations	(24,988)	2,612	(17,837)	15,549

Loss from discontinued operations, net of income taxes	(210)	(228)	(277)	(444)

Net income (loss)	(25,198)	2,384	(18,114)	15,105

Net income attributable to non-controlling interest	(259)	(283)	(504)	(579)

Net income (loss) attributable to Headwaters Incorporated	$(25,457)	$2,101	$(18,618)	$14,526

Diluted income (loss) per share attributable to Headwaters Incorporated:
From continuing operations	$(0.34)	$0.03	$(0.25)	$0.20
From discontinued operations	0.00	0.00	0.00	(0.01)
	$(0.34)	$0.03	$(0.25)	$0.19

Diluted weighted average shares outstanding:	73,555	75,341	73,501	75,353

Operating income (loss) by segment:
Building products	$4,679	$10,820	$16,627	$25,905
Construction materials	8,175	9,215	21,663	26,168
Energy technology	1,473	(1,163)	(138)	(2,884)
Corporate	(6,097)	(6,692)	(10,750)	(12,186)
Total	$8,230	$12,180	$27,402	$37,003

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	March 31,
	2015	2016
Assets:
Current assets:
Cash and cash equivalents	$142,597	$58,491
Trade receivables, net	134,384	106,152
Inventories	55,074	66,080
Other	12,156	13,592
Total current assets	344,211	244,315

Property, plant and equipment, net	185,718	194,377
Goodwill	178,199	246,167
Intangible assets, net	143,718	161,762
Deferred income taxes	92,852	83,626
Other assets	34,321	40,407
Total assets	$979,019	$970,654

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$25,306	$20,017
Accrued liabilities	104,325	89,738
Current portion of long-term debt	4,250	4,250
Total current liabilities	133,881	114,005

Long-term debt, net	558,080	553,330
Income taxes	6,590	2,930
Other long-term liabilities	30,186	34,260
Total liabilities	728,737	704,525

Redeemable non-controlling interest in consolidated subsidiary	12,431	12,275

Stockholders’ equity:
Common stock - par value	74	74
Capital in excess of par value	728,667	730,349
Retained earnings (accumulated deficit)	(489,889)	(475,363)
Treasury stock	(1,001)	(1,206)
Total stockholders’ equity	237,851	253,854
Total liabilities and stockholders’ equity	$979,019	$970,654